Exhibit 14.1

Amended and Restated Code of Business Conduct and Ethics
May 25, 2005

1.    Introduction

This Code of Business Conduct and Ethics (“Code”) has been adopted by our Board of Directors and summarizes the standards that must guide our actions. While covering a wide range of business practices and procedures, these standards cannot and do not cover every issue that may arise, or every situation where ethical decisions must be made, but rather set forth key guiding principles that represent Company policies and establish conditions for employment at the Company.

We must strive to foster a culture of honesty and accountability. Our commitment to the highest level of ethical conduct should be reflected in all of the Company’s business activities including, but not limited to, relationships with employees, customers, suppliers, competitors, the government and the public, including our shareholders. All of our employees, officers and directors must conduct themselves according to the language and spirit of this Code and seek to avoid even the appearance of improper behavior.

One of our Company’s most valuable assets is our reputation for integrity, professionalism and fairness. We should all recognize that our actions are the foundation of our reputation and adhering to this Code and applicable law is imperative.

We are all expected to cooperate and comply fully with the spirit and letter of this Code. We believe our commitment to this Code is critical to attaining our stated goals and to our future success. Even well intentioned actions that violate the law or this Code may result in negative consequences for the Company and for the individuals involved. Violations of this Code may result in disciplinary action up to and including termination of your employment or removal from office. However, this Code does not terminate or modify in any way the right of either the Company or any employee to terminate the employment relationship with or without notice and with or without cause.

2.    Compliance with Laws, Rules and Regulations

We are strongly committed to conducting our business affairs with honesty and integrity and in full compliance with all applicable laws, rules and regulations.

If you believe that any practice raises questions as to compliance with this Code or applicable law, rule or regulation or if you otherwise have questions regarding any law, rule or regulation, please contact the CEO, CFO or General Counsel.

3.    Trading on Inside Information

Using non-public information to trade in securities, or providing a family member, friend or any other person with a “tip”, is illegal. All non-public information should be considered inside information and should never be used for personal gain. Compliance with the Insider Trading Policy is an integral part of this Code.

4.    Protection of Confidential Proprietary Information

Confidential proprietary information generated and gathered in our business is a valuable Company asset. Protecting this information plays a vital role in our continued growth and ability to compete. All proprietary information should be maintained in strict confidence, except when disclosure is authorized by the Company or required by law. This means that you should not discuss internal Company matters with anyone outside the Company, except as required in the performance of your employment duties or the law. This prohibition also means that you should not post any information concerning the Company to an electronic message board or “chat room”, even on an anonymous basis or in an attempt to defend the Company.

Proprietary information includes all non-public information that might be useful to competitors or that could be harmful to the Company or its customers if disclosed. Intellectual property such as trade secrets, patents, trade marks and copyrights, as well as business, research and new product plans, objectives and strategies, records, databases, salary and benefits data, employee medical information, customer, employee and suppliers lists and any unpublished financial or pricing information must also be protected.

Your obligation to protect the Company’s proprietary and confidential information continues even after you leave the Company, and you must return all proprietary information in your possession upon leaving the Company. You must comply with the provisions of the Non-Disclosure and Inventions Agreement you signed as an employee.

5.    Conflicts of Interest

Our employees, officers and directors have an obligation to act in the best interests of the Company. All employees, officers and directors should endeavor to avoid situations that present an actual, potential or apparent conflict between their interest and the interests of the Company.

A “conflict of interest” occurs when a person’s private interest interferes in any way, or even appears to interfere, with the interest of the Company, including its subsidiaries and affiliates. A conflict of interest can arise when a employee, officer or director takes an action or has an interest that may make it difficult for him or her to perform his or her work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director (or his or her family members) receives improper personal benefits as a result of the employee’s, officer’s or director’s position in the Company.

In dealing with customers, prospective customers, vendors and partners you must act entirely in the Company’s interests to the total exclusion of personal advantage.

Although it would not be possible to describe every situation in which a conflict of interest may arise, the following are examples of situations which may constitute a conflict of interest:

Working, in any capacity, for a competitor, customer or supplier while employed by the Company, unless such work is approved in advance by the CEO.

Accepting gifts of more than $50 or receiving personal discounts or other benefits in excess of such value from a competitor, customer or supplier unless such gifts, discounts or benefits are unrelated to your employment with or service to the Company. It is not, however, a conflict of interest to accept hospitality or entertainment, such as a lunch or dinner, in the course of business.

Competing with the Company for the purchase or sale of property, services or other interests.

Having an interest in a transaction involving the Company, a customer or supplier (not including routine investments in publicly traded companies.)

Receiving a loan or guarantee of an obligation as a result of your position with the Company.

Directing business to a supplier owned or managed by, or which employs, a relative or friend without full disclosure to and prior approval of the CEO.

Situations involving a conflict of interest may not always be obvious or easy to resolve. Officers should report actions that may involve a conflict of interest to the Chief Financial Officer. Employees who are not directors or officers should report the existence of any actual, potential or apparent conflict of interest to either your manager or administration representative or your supervisor.

In order to avoid conflicts of interests, officers must disclose to the Chief Financial Officer any material transaction or relationship that reasonably could be expected to give rise to such a conflict, and the CFO shall notify the Nominating and Corporate Governance Committee.

Members of the Company’s Board of Directors and executive officers of the Company must obtain approval from the Nominating and Corporate Governance Committee before accepting any position as an officer or director of any outside business concern. Directors and officers who have obtained such approvals must promptly notify the Chair of the Nominating and Corporate Governance Committee in the event of any change in the nature of such business concern’s relationship with the Company or if such concern or entity later becomes a competitor of the Company.

Employees, officers and directors who knowingly fail to disclose conflicts of interest are subject to disciplinary action, including dismissal or removal from office.

6.    Protection and Proper Use of Company Assets

Protecting Company assets against loss, theft or other misuse is the responsibility of every employee, officer and director. Loss, theft and misuse of Company assets directly impacts our profitability. Any such loss, misuse or suspected theft should be reported to the Manager of Administration.

The Company’s equipment, vehicles and supplies are to be used to support the the conduct of our business. They may be used only in compliance with Company guidelines.

7.    Corporate Opportunities

Employees, officers and directors may not exploit for their own personal gain opportunities that are discovered through the use of corporate property, information or position unless the opportunity is disclosed fully in writing to the Company’s Board of Directors and the Board of Directors declines to pursue such opportunity. No employee, officer or director may compete with the Company in the same line of business as the Company.

8.    Fair Dealing

Each employee, officer and director of the Company should endeavor to deal fairly with customers, suppliers, competitors, the public and one another at all times and in accordance with ethical business practices. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing or practice. No payment in any form shall be made directly or indirectly to or for anyone for the purpose of obtaining or retaining business or obtaining any other favorable action. The Company and the employee, officer or director involved may be subject to disciplinary action as well as potential civil or criminal liability for violation of this policy.

Modest entertainment of non-government employees in connection with business discussions or the development of business relationships is generally deemed appropriate in the conduct of Company business. Occasional business gifts of insubstantial value for the benefit of patients or serving a genuine educational function, and items of minimal value primarily associated with a health care professional’s practice, may be offered to non-government employees. Gifts of cash or cash equivalents are prohibited. Gifts or entertainment in any form that would likely result in a feeling or expectation of personal obligation should not be extended or accepted.

Practices that are acceptable in commercial business environments may be against the law or the policies governing federal, state or local government employees. Therefore, no gifts or business entertainment of any kind may be given to any government employee without the prior approval of the CEO or CFO.

The Foreign Corrupt Practices Act (“FCPA”) prohibits giving anything of value directly or indirectly to any “foreign official” for the purpose of obtaining or retaining business. When in doubt as to whether a contemplated payment or gift may violate the FCPA, contact the Legal Department before taking any action.

9.    Quality of Public Disclosures

The Company has a responsibility to communicate effectively with shareholders so that they are provided with full and accurate information, in all material respects, about the Company’s financial condition and results of operations. Our reports and documents filed with or submitted to the Securities and Exchange Commission and our other public communications shall include full, fair, accurate, timely and understandable disclosure. The Company has established a Disclosure Committee composed of senior management, and has created a process to assist in monitoring such disclosures.

10.   Compliance with Antitrust Laws

The antitrust laws prohibit agreements among competitors on such matters as prices, terms of sale to customers and allocating markets or customers. Antitrust laws can be very complex, and violations may subject the Company and its employees to criminal sanctions, including fines, jail time and civil liability. If you have any questions, consult the CEO.

11.    Political Contributions and Activities

Any political contributions made by or on behalf of the Company and any solicitations for political contributions of any kind must be lawful and in compliance with Company policies. The Company’s financial support to political organizations requires the express approval of the CEO. This policy applies solely to the use of Company assets and is not intended to discourage or prevent individual employees, officers or directors from making political contributions or engaging in political activities on their own behalf. No one may be reimbursed directly or indirectly by the Company for personal political contributions.

12.    Employment Policies

The Company is committed to fostering a work environment in which all individuals are treated with respect and dignity. Each individual should be permitted to work in a business-like atmosphere that promotes equal employment opportunities and prohibits discriminatory practices, including harassment. Therefore, the Company expects that all relationships among persons in the workplace will be business-like and free of unlawful bias, prejudice and harassment. It is the Company’s policy to ensure equal employment opportunity without discrimination or harassment on the basis of race, color, national origin, religion, sex, age, disability or any other status protected by law. Descriptions of policies applicable to employees at the Company and to conduct in the workplace are contained in the Employee Handbook.

13.    Related Policies

The Company has established a number of other Company policies of which you were informed upon joining the Company. An integral part of this Code of Business Conduct and Ethics is that all employees abide by all policies established by the Company.

14.    Reporting an Illegal or Unethical Behavior

Situations which may involve a violation of ethics, laws or this Code may not always be clear and may require difficult judgment. Employees are encouraged to discuss any questions they may have with supervisors, managers or other appropriate personnel, such as the CEO, CFO or General Counsel, when in doubt about the best course of action in a particular situation.

Employees should promptly report any concerns about violations of laws, rules, regulations or this Code to their supervisors/managers or the CEO, or in the case of accounting, internal accounting controls or auditing matter, to the CFO, or to Matritech’s General Counsel. Reports may also be made anonymously to the Fraud Reporting Line listed on the Company’s internal telephone directory. Any such calls will protect the identity of the caller. An anonymous report should provide enough information about the incident or situation to allow the Company to investigate properly. If concerns or complaints require confidentiality, including keeping an identity anonymous, we will endeavor to protect this confidentiality, subject to applicable law, regulation or legal proceedings.

The Company has also established and distributed to employees its policy on procedures regarding complaints and concerns about accounting matters which governs the process through which employees and others, either directly or anonymously, can notify the Audit Committee of the Board of Directors of alleged accounting and auditing violations or concerns.

The Company will not tolerate any kind of retaliation for reports or complaints regarding misconduct that were made in good faith. Open communication of issues and concerns by all employees without fear of retribution or retaliation is vital to the successful implementation of this Code. You are required to cooperate in internal investigations of misconduct and unethical behavior.

15.    Compliance Procedures

The CEO of the Company will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Nominating and Corporate Governance Committee, or in the case of accounting, internal accounting controls or auditing matters, to the supervision of the Audit Committee of the Board of Directors. The Company will devote the necessary resources to enable the CEO to establish such procedures as may be reasonably necessary to create a culture of accountability and facilitate compliance with the Code. Questions concerning this Code should be directed to the CEO.

16.    Waivers and Amendments

Any waivers of the provisions in this Code for executive officers or directors may only be granted by the Nominating and Corporate Governance Committee of the Board of Directors and will be promptly disclosed to the Company’s shareholders. Any waivers of this Code for other employees may only be granted by the CEO. Amendments to this Code must be approved by the Board of Directors. Any amendment to this Code will be publicly disclosed to the Company’s shareholders.

Acknowledgement of receipt of the Code of Business Conduct and Ethics

I have received and read the Company’s Code of Business Conduct and Ethics. I understand the standards and policies contained or referenced in the Code of Business Conduct and Ethics and understand there may be additional policies or laws applicable to me, based on my specific job duties and responsibilities, with which I must comply. I agree to comply with the Code of Business Conduct and Ethics and all other policies or laws applicable to me in the performance of services to the Company.

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Employee/Board Member Name

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Employee/Board Member Signature

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Date